Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts	InvestorRelations Contacts
Johnson & Johnson	Johnson & Johnson
Bill Price	Louise Mehrotra
732.524.6623	732.524.6491

Codman & Shurtleff, Inc.	Leslie Fishman
Kelly Leadem	732.524.3922
508.828.3064

Johnson & Johnson Completes Acquisition of Micrus Endovascular

Micrus Becomes Part of Codman Neurovascular

New Brunswick, NJ (September 27, 2010) – Johnson & Johnson (NYSE: JNJ) today announced that it has completed the acquisition of Micrus Endovascular, a global developer and manufacturer of minimally invasive devices for hemorrhagic and ischemic stroke. Johnson & Johnson announced its agreement to acquire Micrus on July 12, 2010.

Micrus Endovascular will operate under Codman Neurovascular, a business unit of Codman & Shurtleff, Inc., the global neurosurgery device company of the DePuy Family of Companies within Johnson & Johnson. Codman Neurovascular and Micrus offer innovative and complementary products and technologies for treating cerebral aneurysms, which can lead to stroke, the third leading cause of death in the United States, behind heart disease and cancer.[1]

The Codman Neurovascular portfolio includes bare platinum coils, vascular reconstruction devices (VRDs) and access devices, and the Micrus portfolio includes enhanced bioactive coil devices, balloon catheters, delivery systems and stents for the treatment of intracranial stenosis.

"Codman and Micrus are coming together to create one of the broadest portfolios and one of the deepest pipelines in the neurovascular industry," said P. Laxmin Laxminarain, Worldwide President, Codman & Shurtleff. "There are significant unmet needs in the treatment of neurovascular disease, and our hope is that by bringing these companies together, we can fuel rapid and meaningful innovation that further improves patient care, outcomes and access to treatment."

Codman Neurovascular and Micrus Endovascular will work together to provide a strong suite of solutions for hemorrhagic stroke, with many promising products in development for ischemic stroke. The World Health Organization (WHO) calls neurological disorders, which affect about 1.7 billion people, one of the greatest threats to public health. Each year, approximately 800,000 people in the U.S. experience a stroke. [2]

About Codman & Shurtleff, Inc.

Codman & Shurtleff is a global neuroscience and neurovascular company that develops and markets a wide range of products and solutions for the diagnosis and treatment of neurological disorders including chronic pain management, adult and pediatric hydrocephalus, neuro critical care, aneurysm and stroke prevention and management. Codman & Shurtleff is part of the DePuy Family of Companies within Johnson & Johnson. The DePuy Family of Companies has a rich heritage of pioneering a broad range of products and solutions across the continuum of orthopaedic and neurological care. These companies are unified under one vision – Never Stop Moving™ – to express their commitment to bring meaningful innovation, shared knowledge and quality care to patients throughout the world. Visit www.depuy.com for more information.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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[1] http://www.strokeassociation.org/STROKEORG/AboutStroke/About-Stroke_UCM_308529_SubHomePage.jsp
[2] National Stroke Association, “Stroke 101”, 2010.